Exhibit 10.45

Severance Agreement and Amendment to Employment and
Noncompetition Agreement

        This Severance Agreement and Amendment to Employment and Noncompetition Agreement (“Agreement”) is entered into as of August 15, 2003, by and among Advance Auto Parts, Inc. (“AAP”), Advance Stores Company, Incorporated (“ASCI”) (“AAP” and “ASCI” are jointly and severally hereinafter referred to as “Advance”) and David R. Reid (“Employee”).

        WHEREAS, on April 15, 1998, ASCI and Employee entered into an Employment and Noncompetition Agreement, a copy of which is attached hereto as Exhibit A (“Employment Agreement”), which, among other things, provides the terms and conditions of Employee’s employment by ASCI, including but not limited to the right to certain compensation and certain rights and duties of the parties in connection with the termination of Employee’s employment with ASCI, including but not limited to certain severance benefits and confidentiality and noncompete obligations;

        WHEREAS, Advance and Employee have determined that their mutual interests are best served if Employee terminates his employment with Advance, and have further agreed that Employee will resign from his employment with Advance effective as of August 15, 2003;

        WHEREAS, Advance has agreed to provide to Employee the benefits and payments provided for in this Agreement, which are in addition to the benefits and payments which Advance is obligated to provide to Employee in connection with the termination of Employee’s employment with Advance under the terms of the Employment Agreement (which additional benefits and payments include, but are not limited to, salary continuation for twelve (12) months without reduction for other salary paid, bonus eligibility continuation for the remainder of the year and the provision of outplacement services, all as described further herein ) in return for the additional covenants, agreements and obligations of Employee provided for in this Agreement; and

        WHEREAS, Employee is willing to accept the additional benefits and payments to him provided for in this Agreement and to comply with the terms and conditions of this Agreement and the terms and conditions of the Employment Agreement which survive the termination of Employee’s employment with Advance, including but not limited to the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 16 of the Employment Agreement, and the terms and conditions of all other agreements between Advance and Employee (as modified herein) which survive the termination of Employee’s employment with Advance.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Recitals. The parties hereto agree that the foregoing recitals in this Agreement are true and accurate.

2.	Discharge of Severance Obligations. Section 4 of the Employment Agreement (Section 4 of Exhibit A) is hereby rescinded in full. In full discharge of all of its obligations to Employee under the Employment Agreement, Advance shall pay to Employee and Employee accepts from Advance the following:

2.01.	A lump sum payment, less all applicable withholding taxes and payroll deductions, which shall be paid to Employee within two weeks after the Effective Date, and which shall represent payment for the amount of his hours of accrued but unused vacation time to which Employee would have been entitled as of the date hereof had he not terminated his employment with Advance.

2.02.	(a) The lump sum bonus payment of $36,933.24, less applicable withholding taxes and payroll deductions, which shall be paid to Employee on the same date as Advance pays bonuses under the comparable plans applicable to other executives for the second fiscal quarter.

(b) Lump sum bonus payments attributable to the third and fourth fiscal quarters of those amounts which Employee would have been entitled to (if any) had Employee remained an Employee through the time required to receive such bonus payments. Such bonus payments shall be made at the time third and fourth quarter bonus payments are made to other executives and shall include any annual roll-up amounts that would have been earned.

(c) When items 2.02(a) and 2.02(b) above are paid to Employee, such payment shall constitute payment in full of Advance’s obligations under the 2003 Bonus Plan for Employee, a copy of which is attached hereto as Exhibit B (“2003 Bonus Plan”), as provided in Section 4.3(a)(ii) of the Employment Agreement. Employee shall be entitled to no further bonus payments.

2.03.	The sum of $285,750, Employee’s applicable annual salary as of the date of his termination of his employment with Advance, as provided in Section 4.3(a)(i) of the Employment Agreement, which shall be paid in equal installments (on the normal management pay cycle) during the twelve (12) month period commencing on August 16, 2003, less all applicable withholding taxes and payroll deductions.

2.04.	All payments to Employee under the provisions of Section Two (2) of this Agreement (Sections 2.01, 2.02, 2.03, and 2.04) will not be eligible for deferral or matching contributions under any pension or benefit plan.

2.05.	Outplacement services for 12 months shall be provided to Employee under the Executive Program by Lee Hecht Harrison to include consulting, search support and administrative services.

3.	Medical Insurance Coverage. Advance will provide continued group health insurance coverage pursuant to federal law under the regulations governing COBRA continuation coverage, and under the terms of the applicable group health plan(s) or successor plan(s). The date of the qualifying event is August 15, 2003, for COBRA continuation coverage purposes. From the starting date of the period of COBRA continuation coverage for Employee and his dependants, until the earlier of (a) 12 months, or (b) the date the Employee is covered under another health insurance program, Advance will pay the normal employer contribution towards such coverage (as though Employee were still an active employee) and Employee (and/or his dependants) will be responsible for paying the normal employee contribution towards such coverage. For the duration of Employee’s payments pursuant to Section 2.03 of this Agreement, Advance may permit Employee to have his required contribution for COBRA continuation coverage deducted from said payments.

4.	Employee Employment Agreements and Resignation. Employee agrees to comply fully, faithfully, and unconditionally with the terms of the Employment Agreement which survive the termination of Employee’s employment with Advance, including but not limited to Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 16 thereof, and with the terms of all other contracts and agreements with Advance (as modified by this Agreement) which survive his termination. Employee agrees that Advance’s obligations under this Agreement are expressly conditioned upon Employee’s compliance with the terms of this provision, and with the terms of all other agreements, covenants and obligations of Employee under this Agreement and any other contracts and agreements with Advance which service this Agreement. By signing this Agreement

Employee will be deemed to have submitted his voluntary resignation from employment with Advance effective as of August 15, 2003.

5.	Release and Waiver. Employee for himself, his heirs, executors, administrators and assigns, hereby knowingly, voluntarily and unconditionally releases, waives, and forever discharges Advance and Advance’s subsidiaries (including but not limited to Western Auto Supply Company), parents, affiliates, and their joint and several employees, officers, directors, shareholders, investors, benefit plans, trustees, and their successors and assigns (hereinafter jointly and severally referred to for purposes of this Agreement as “Releasees”), from any and all obligations, claims, demands, liabilities, judgments, causes of action, suits at law or in equity, in tort, contract, by statute or on any other basis, for pay and/or benefits, for compensatory, punitive or other damages, attorney fees, expenses, reimbursements, or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Workers Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act or any other federal, state, or local statute or ordinance or any other claims, whether statutory or based on common law, arising: (a) by reason of his employment with Advance or the cessation of that employment or circumstances related thereto; or (b) by reason of any other matter, cause, or thing done, omitted or suffered to be done prior to and including the date on which Employee signs below. The parties agree and understand that this is not to be construed as an admission of liability by the Releasees or any other person or entity released hereby, by whom any liability is expressly denied. The Releasees expressly deny violation of any of their policies, procedures or agreements, or of any federal, state or local laws or regulations. Employee further acknowledges that he may subsequently discover facts which were in existence at the time this Agreement and general release is signed in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement and settlement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional facts provided such facts were in existence at the time this Agreement and general release is signed.

6.	Derogatory or Defamatory Statements. Employee agrees that he will not, by any means or in any media, make or provide any comment, information, communication, expression, statement or depiction detrimental, injurious or derogatory to the interests of Advance (including its directors, officers, employees, investors, shareholders, affiliates or related entities) (collectively referred to in this Section as the “Company”), and further agrees that he will not disparage, denigrate, or cast the Company in an unfavorable light in any manner. Employee also agrees that he will not encourage or facilitate any other person to make any derogatory or disparaging comments on his behalf, or attributable to him, or based in any way upon information he supplied, about the Company or consent to or approve any such action by another person. Specifically, Employee recognizes that by virtue of his position with Advance or his knowledge of the Company or other information he possesses (including, but not limited to Confidential Information as defined in the Employment Agreement), he may be subjected to inquiries or otherwise approached by the media (general or trade), potential or actual investors, business persons (including, but not limited to, industry competitors) or other persons, and asked for his opinions or comments regarding matters relating to the Company, which may include, but is not limited to, information regarding the business plans, strategies, personnel, officers, directors, and/or present or former employees of the Company, and potential or actual investors. While this Agreement is not intended to unduly restrict Employee’s ability to respond to any such inquiries, both the Company and Employee desire to avoid any issues or situations in which Employee’s opinions, comments or statements could be misunderstood or mischaracterized to the detriment of the Company, or would violate in any way this Section of the Agreement. If Employee has any questions in the future regarding the scope or intent of this Section 6 and its applicability to a particular circumstance, Employee agrees to contact the President; the Senior Vice President, Human Resources; or the General Counsel of ASCI and discuss the matter with the Advance officer so contacted before responding to any inquiry or approach. Nothing herein shall prevent Employee from correcting any false, misleading or deceptive statements made about Employee.

7.	Cooperation. Employee acknowledges that by virtue of his position with Advance, he has knowledge of a substantial number of business matters involving Advance. During the period of time that Employee is being paid, as described in Section 2 herein, Employee agrees to assist in the transition as well as provide consulting services as needed by the Company. Employee agrees to cooperate fully with Advance and/or its representatives and agents as to any matters upon which Employee has knowledge or on which he had any involvement prior to the termination of his employment. Without limiting the scope of the above sentence, Employee agrees to make himself reasonably available to assist Advance and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving Advance. Employee will be reimbursed for all reasonable costs of travel.

8.	Reasonableness of Terms and Covenants. Employee acknowledges that Advance would not have agreed to enter into this Agreement with Employee unless he agreed to comply with the terms contained herein including, but not limited to, numbered Sections 5 through 7 above. Accordingly, Employee further agrees that the terms and covenants set forth in numbered Sections 5 through 7 above are reasonable and necessary to protect the legitimate business and other interests of Advance. Moreover, Employee agrees that the terms set forth in Section 7 of the Employment Agreement also apply to any breach or threatened breach of any of the matters set forth in numbered Sections 5 through 7 above.

9.	Reliance. In accepting the terms of this Agreement, Employee understands and agrees that is he relying wholly on his own judgment, belief, and knowledge and/or that of his own attorneys and advisors regarding this Agreement and the matters and occurrences in question. Employee has not been influenced to any extent whatsoever in entering this Agreement by representations or statements made by any person, firm or entity hereby released, or by persons representing or acting for them or on their behalf employed. Employee’s decision to sign this Agreement and general release is entirely voluntary and with full understanding of its consequences and without being coerced or threatened with retaliation of any sort. He and his advisors have been given ample opportunity to ask questions, consider, read, review and analyze this Agreement and general release and Employee acknowledges that he fully understands its terms and conditions.

10.	Company Obligations. Advance agrees that it will not by any means or in any media, make or provide any comment, information, communication, expression, statement or depiction detrimental, injurious or derogatory to the interests of Employee and further agrees that it will not disparage, denigrate or cast Employee in an unfavorable light in any manner. Advance represents that it has no intention to bring any action against Employee and will not bring any such action against Employee for anything currently known by Advance and relating to Employee’s employment with Advance.

11.	Confidential. The parties will treat this Agreement as strictly confidential, and will accordingly not disclose the terms and conditions hereof to any third party except in the course of any judicial proceedings relating to the enforcement of this Agreement, pursuant to a court order, or as otherwise required by law.

12.	Entire Agreement. This Agreement (and the attached Exhibits) constitutes the entire agreement between the parties and the terms herein are considered by said parties to be contractual in nature and not a mere recital. No change or modification of this Agreement will be valid unless it is in writing and signed by the parties hereto. If any term of this Agreement conflicts with any of the terms of the Employment Agreement, or any other contract or agreement between Employee and Advance, the terms of this Agreement will control. This Agreement and the other documents it references and modifies, constitute and contains the full, complete and entire agreement and understanding concerning Employee’s employment, all compensation of any nature due Employee and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters contained or referenced herein.

13.	Specific Performance. Employee acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement by Employee and that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement would likely be inadequate and, accordingly, agrees that Advance shall, in addition to any other rights or remedies which they may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Employee from violating any of the provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Employee hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him, without the necessity of posting bond or other security against him, and consents to the entry of injunctive relief enjoining or restraining any breach or threatened breach of this Agreement.

14.	Return of Corporate Property. Employee hereby agrees that he will immediately turn over to Advance all files, documents, notes or other records (of any form or nature, including but not limited to tape, disk or other electronic storage method) in his possession or control (or the possession or control of his attorneys) pertaining to the operation, business, personnel and/or affairs of Advance and that he, and his attorneys and agents, will not retain copies of any such files, notes, documents or records and further that he will not disclose the contents of any such files, notes, documents or records to any other person, entity, agency, association, business, organization, firm or corporation. Employee further covenants and agrees that he will not at any time disclose to any other person, entity, agency, association, business, organization, firm or corporation any information regarding the operations, business and affairs of Advance other than information which is customarily made available to the general public, without the prior written consent of Advance or except as may be required by law or legal process after prior notice to Advance and a reasonable opportunity under the circumstances for Advance to evaluate the necessity of such proposed disclosure and to seek to oppose or limit it.

15.	Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing and shall be deemed given on the date received if sent by registered or certified mail, return receipt requested; or on the date actually received if sent by express mail or other similar overnight delivery or if hand delivered or if sent via facsimile, which shall be addressed:

If to Advance:

5673 Airport Road Roanoke, Virginia 24012 Attention: President Telephone: (540) 561-1253 Fax: (540) 561-1699

cc: General Counsel Telephone: (540) 561-3225 Fax: (540) 561-1448

If to Employee:

David R. Reid 8317 Cardington Drive Roanoke, VA 24019 540-362-9054

16.	Governing Law. This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia.

17.	Severability. The invalidity or unenforceability of any covenant or any other provision of this Agreement shall not affect the other provisions hereof. The parties to this Agreement agree that if a court should find that a covenant or provision of this Agreement is invalid or unenforceable that the court is empowered to modify or redraft the invalid or unenforceable provision to one which is valid and enforceable and comes closest to fulfilling the intent of the parties as expressed in the original provision. In the event that the court can not redraft or modify the provision, then this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18.	Successors and Assigns Binding Effect. This Agreement shall be binding upon and inure to the benefit of Advance and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, provided that Employee may not assign his rights or delegate his obligations hereunder.

19.	No Waiver. The failure by Advance to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is in writing and signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

20.	No Construction Against Any Party. Legal counsel for each of the respective parties (Employee and Advance) reviewed this Agreement. This Agreement is the product of informed negotiations among Employee and Advance and if any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Moreover, Employee and Advance each acknowledge that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

21.	Effective Date. For purposes of this Agreement, the Effective Date is the first business day after the expiration of the required seven (7) day revocation period as provided in Section 23.

22.	No Other Compensation. The parties agree that Employee will not receive, nor be entitled to receive, any other compensation, pay, bonuses or any other benefits from Advance or to participate in any employee pension benefit plans, employee welfare benefit plans, insurance programs, or any other compensatory or benefit program provided by Advance, except as expressly provided for herein and except for Employee’s vested rights in Advance’s existing 401(K) Plan and the Stock Option Program.

23.	Certain Rights. Employee understands that he has twenty-one (21) days to consider this Agreement. Employee has also been informed that he should consider this Agreement carefully, and should consult with his attorney prior to executing this Agreement, and that this Agreement contains a general release.

He has twenty-one (21) days from the date he received this Agreement to consider this Agreement and general release. If Employee does not sign this Agreement and general release and return it to Advance within twenty-one (21) days of receipt, it will be null and void. Employee also understands that he may sign and return this Agreement prior to the expiration of the twenty-one (21) day period.

After Employee has read and understands the contents of this Agreement, Employee agrees to acknowledge his acceptance by signing in the space indicated below in the presence of a notary public, and to return the Agreement by hand delivery or by registered or overnight mail to General Counsel, Advance Stores Company, Inc., 5673 Airport Road, Roanoke, Virginia 24012.

Employee further understands that he has seven (7) days after he signs this Agreement in which he may revoke it with a notice to Advance in writing. This Agreement will not become effective until after this revocation period has passed.

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By his notarized signature below, Employee acknowledges that he has read this Agreement, understands the terms of the Agreement and its legal and binding effect, and is voluntarily executing this Agreement.

_________________

COMMONWEALTH OF VIRGINIA	)
) to wit:
CITY/COUNTY OF _________	)

        The foregoing instrument was acknowledged before me by ______________________, this _____ day of ____________, 2003.

_________________
Notary Public

My commission expires:

___________________

ADVANCE STORES COMPANY, INCORPORATED

By: __________________________
Name: _______________________
Title: ________________________

ADVANCE AUTO PARTS, INC.

By: __________________________
Name: _______________________
Title: ________________________